Exhibit 3.1

AMENDED AND RESTATED |
CERTIFICATE OF INCORPORATION
OF
AZIYO BIOLOGICS, INC.
a Delaware Corporation
(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

Aziyo Biologics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:             The name of the Corporation is Aziyo Biologics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 6, 2015.

SECOND:        The Amended and Restated Certificate of Incorporation of Aziyo Biologics, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of Aziyo Biologics, Inc.

THIRD:           The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Aziyo Biologics, Inc. has caused this Certificate to be signed by its Vice President, Finance and Treasurer this 13th day of July, 2017.

By:	/s/ Jeffrey D. Hamet
Name: Jeffrey D. Hamet
Title: Vice President, Finance and Treasurer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AZIYO BIOLOGICS, INC.
a Delaware Corporation

Article I

The name of this corporation (the “Corporation” ) is Aziyo Biologics, Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The Corporation’s registered agent at such address is Corporation Service Company.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

A.                Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares that the Corporation is authorized to issue is eighty-two million (82,000,000). The total number of shares of Preferred Stock that the Corporation is authorized to issue is thirty-two million (32,000,000), all of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”). The total number of shares of Common Stock that the Corporation is authorized to issue is fifty million (50,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B.                 Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.                  Dividends. The Corporation shall not declare, pay or set aside any dividend or other distribution on the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless and until contemporaneously with the declaration, payment or set aside of such dividend or distribution, the Corporation also declares, pays or sets aside, as the case may be, a ratable dividend or distribution on each share of Series A Preferred Stock in an amount equal to the product of (A) the amount of the dividend or distribution payable on one share of Common Stock and (B) the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.                  Liquidation Preference.

(a)               In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, upon any bankruptcy), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to holders of Common Stock, by reason of their ownership of such stock, for each share of Series A Preferred Stock, the sum of (i) $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series A Preferred Stock, the “Original Series A Issue Price”) and (ii) the amount of all declared but unpaid dividends on such share of Series A Preferred Stock (such sum, the “Series A Preference Amount”). In the event that the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the Series A Preference Amount in respect of each share of Series A Preferred Stock as set forth above, then all funds or assets legally available for distribution to the holders of Series A Preferred Stock shall be paid to such holders of Series A Preferred Stock pro rata based on the dollar amount to which they are otherwise entitled under this Section 2(a).

(b)               In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, upon any bankruptcy), after, and only after, full payment has been made to the holders of the Series A Preferred Stock required by Section 2(a), the holders of Common Stock and the Series A Preferred Stock shall be entitled to share ratably in all remaining assets and funds, if any, based upon the number of shares of Common Stock then held, with each share of Series A Preferred Stock treated as the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

(c)              (i)         For purposes of this Section 2, unless otherwise agreed to in writing by the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (the “Required Holders”), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include: (A) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger of the Corporation with or into any other entity but excluding any sale of capital stock by the Corporation for capital raising purposes) (x) in which the holders of the Corporation’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or (y) in which at least fifty percent (50%) of the Corporation’s outstanding capital stock is transferred (calculated on an as-converted to Common Stock basis); or (B) any sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Corporation (any such transaction, a “Sale Transaction”). Unless otherwise agreed to in writing by the Required Holders, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Corporation pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

(ii)              In the event of any Sale Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors of the Corporation (the “Board”) in good faith. Any securities shall be valued as follows:

(A)             Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)               If such securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the fourteen-day period ending three (3) days prior to the closing; and

(2)               If such securities are not traded on a securities exchange, the value shall be the fair market value thereof, as determined by the Board in good faith.

(B)              The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1) or (2) to reflect the approximate fair market value thereof, as determined by the Board in good faith.

(iii)            Notwithstanding any other provision set forth in this Section 2, in the event that any consideration payable to the Corporation or its stockholders in connection with any Sale Transaction is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks) (the “Contingent Consideration”), such Contingent Consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until the contingencies related to such Contingent Consideration are satisfied and such Contingent Consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Sale Transaction. The definitive agreement with respect to such Sale Transaction shall provide that (A) the portion of such consideration that is not Contingent Consideration (the “Initial Consideration”) shall be allocated among the stockholders of the Corporation in accordance with Section 2 as if the Initial Consideration were the only consideration payable in connection with such Sale Transaction and (B) any Contingent Consideration which becomes payable to the stockholders of the Corporation upon the release from escrow or the satisfaction of the applicable contingencies shall be allocated among the stockholders of the Corporation in accordance with Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                  Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a)               Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing the Original Series A Issue Price by the Series A Conversion Price in effect on the date that the holder thereof elects to convert such share. The initial Series A Conversion Price is the Original Series A Issue Price. The Series A Conversion Price is subject to adjustment as set forth in this Section 3. For an initial underwritten public offering of the Corporation’s Common Stock, in addition to the shares of Common Stock otherwise issuable upon conversion of the Series A Preferred Stock pursuant to this Section 3 there shall be issued immediately prior to the public offering to the holders of the Series A Preferred Stock, for each share of Series A Preferred Stock held, the number of shares of Common Stock as is determined by dividing the Series A Preference Amount by the price per share of Common Stock in such public offering.

(b)               Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock (as set forth in Section 3(a)) upon: (i) the written consent of the Required Holders; or (ii) the closing of the sale of shares of Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of gross proceeds to the Corporation. Such conversion shall be automatic, without need for any further action by the holders of shares of Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation or the holder of record of such shares notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in Section 3(c) below. Upon the conversion of Series A Preferred Stock pursuant to this Section 3(b), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at such holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 3(c) below.

(c)               Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing shares of Common Stock into which shares of Series A Preferred Stock are converted pursuant to this Section 3, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock (or such holder notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates), and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable and in no event later than ten (10) days after the delivery of said certificates (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Section 3(f) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Section 3 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d)               Conversion Price Adjustments for Splits and Combinations. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)                 In the event that the Corporation should at any time, or from time to time, after the date of this Certificate of Incorporation, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion thereof shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)              If the number of shares of Common Stock outstanding at any time after the date of this Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion thereof shall be decreased in proportion to such decrease in outstanding shares.

(e)               Reorganizations, Mergers or Consolidations. If, at any time, or from time to time, the Common Stock is converted into other securities, assets or property, whether pursuant to a reorganization, merger, consolidation, sale of all or substantially all of the Corporation’s assets or otherwise (other than a subdivision or combination provided for elsewhere in this Section 3 or a Sale Transaction constituting a deemed liquidation of the Corporation pursuant to Section 2), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities, assets or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such transaction.

(f)                No Fractional Shares and Certificate as to Adjustments.

(i)                 No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock after aggregating all shares owned by the holder thereof and, in lieu of any fractional shares to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of such share, as determined by the Board in good faith.

(ii)              Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(g)               Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)               Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

(i)                 Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

(j)                 Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

4.                  Voting Rights. In addition to any special class or series voting rights provided under the DGCL or otherwise, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole share.

5.                  Board of Directors.

(a)               The holders of Series A Preferred Stock shall be entitled to elect three (3) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(b)               The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled, by vote of the holders of a majority of the then outstanding shares of Common Stock (calculated on an as-converted to Common Stock basis), to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(c)               Notwithstanding any other provision set forth herein, each of the Series A Directors shall be entitled to cast two (2) votes on each matter before the Board and each committee thereof and each other director shall be entitled to cast a single vote on each matter before the Board and each committee thereof. For the avoidance of doubt, in the event that this Certificate of Incorporation, the DGCL, the Corporation’s bylaws or any agreement, instrument or document or any other context requires that a resolution, consent, determination (including, without limitation, for the purpose of determining whether a quorum is present at any meeting of the Board) or other action be approved, executed, made or taken by a majority or other proportion of directors, such requirement shall instead be a majority or other proportion of the votes of the directors, notwithstanding anything to the contrary set forth herein or therein.

(d)               Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.                  Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of the Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)               liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Sale Transaction, or consent to any of the foregoing;

(b)               amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

(c)               create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock;

(d)               (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

(e)               purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(f)                create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000 unless such creation, authorization, issuance or action is approved by each of the Series A Directors;

(g)               create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(h)               increase or decrease the authorized number of directors constituting the Board of Directors.

7.                  No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

C.                 Common Stock.

1.                  Dividend Rights. Subject to the provisions set forth herein and the preferential rights of holders of all classes of stock at the time outstanding having preferential rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board; provided that no such dividends may be declared or paid (other than in the form of shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) unless dividends are simultaneously declared or paid, as the case may be, on the Series A Preferred Stock in an amount equal to the amount which would be paid on the Series A Preferred Stock if the Series A Preferred Stock had been converted into Common Stock immediately prior to the record date for the dividend on the Common Stock.

2.                  Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.                  Redemption. The Common Stock is not by its terms redeemable.

4.                  Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise restricted herein, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of capital stock having a majority of the voting power of the Corporation (voting together on an as-if-converted to Common Stock basis), irrespective of the provision of Section 242(b)(2) of the DGCL.

Article V

A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation occurring prior to the time of such amendment, repeal, modification or adoption.

Article VI

The Corporation shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the DGCL. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such officer, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provision of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

Article VII

The Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board, and no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Article VIII

The number of directors of the Corporation shall be set from time to time by resolution of the Board.

Article IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

Article XI

Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series A Preferred Stock or their affiliates other than holders who are employees of the Corporation (including, without limitation, any representative or affiliate of such holders of Series A Preferred Stock serving on the Board or the board of directors or other governing body of any subsidiary of the Corporation (each a “Board of Directors”)) (collectively, the “Series A Investor Parties”). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Series A Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Series A Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Series A Investor Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Series A Investor Party serving on or observing at meetings of any Board of Directors or otherwise, no Series A Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Series A Investor Party. Without limitation of the foregoing, each Series A Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Series A Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Series A Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Series A Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

Article XII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

Article XIII

The foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the DGCL.

Article XIV

This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation dated August 6, 2015, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AZIYO BIOLOGICS, INC.
a Delaware Corporation

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

Aziyo Biologics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:            The original Certificate of Incorporation of the Corporation was filed with the State of Delaware Secretary of State on August 6, 2015 (the “Original Certificate”). The Original Certificate was amended and restated in its entirety by the filing of that certain Amended and Restated Certificate of Incorporation of the Corporation with the State of Delaware Secretary of State on July 13, 2017 (the “Restated Certificate”).

SECOND:       This Certificate of Amendment amends the Restated Certificate and has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD:          Article IV(A) of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

A.                Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares that the Company is authorized to issue is one hundred two million (102,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is forty-two million (42,000,000), all of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is sixty million (60,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Vice President, Finance and Treasurer this 25th day of July, 2018.

By:	/s/ Jeffrey D. Hamet
Name: Jeffrey D. Hamet
Title: Vice President, Finance and Treasurer

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AZIYO BIOLOGICS, INC.
a Delaware Corporation

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

Aziyo Biologics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:            The original Certificate of Incorporation of the Corporation was filed with the State of Delaware Secretary of State on August 6, 2015.

SECOND:       This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD:          Article IV(A) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

A.                Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares that the Company is authorized to issue is one hundred eight million five hundred thousand (108,500,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is forty-five million five hundred thousand (45,500,000), all of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is sixty-three million (63,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Vice President, Finance and Treasurer this 12th day of December, 2019.

By:	/s/ Jeffrey D. Hamet
Name: Jeffrey D. Hamet
Title: Vice President, Finance and Treasurer

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AZIYO BIOLOGICS, INC.
a Delaware Corporation

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

Aziyo Biologics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:            The original Certificate of Incorporation of the Corporation was filed with the State of Delaware Secretary of State on August 6, 2015.

SECOND:       This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD:          Article IV(B)(1) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

1.       Dividends. Any dividend or other distribution (other than dividends on shares of Common Stock payable solely in the form of shares of Common Stock) that is declared, paid or set aside by the Corporation shall be made in accordance with the preferences and priorities set forth in Section 2(a) and Section 2(b) as if such dividend or distribution were made in a liquidation of the Corporation.

FOURTH:       Article IV(B)(6)(e) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

(e)       purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Corporation other than (i) redemptions of the Series A Preferred Stock as expressly authorized herein or (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

FIFTH:           Article IV(B)(6)(f) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

(f)       make, or authorize the making of, any pledge of any assets of the Corporation or of the equity interests of any subsidiary of the Corporation or create, or authorize the creation of, any security interest in any assets of the Corporation or any subsidiary of the Corporation unless such making, creation or authorization is approved by each of the Series A Directors;

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Vice President, Finance and Treasurer this 9th day of April, 2020.

By:	/s/ Jeffrey D. Hamet
Name: Jeffrey D. Hamet
Title: Vice President, Finance and Treasurer

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